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                       March 16, 2023

       Gadi Levin
       Chief Financial Officer
       BriaCell Therapeutics Corp.
       Suite 300 - 235 15th Street
       West Vancouver, BC V7T2X1

                                                        Re: BriaCell
Therapeutics Corp.
                                                            Form 10-K for the
Fiscal Year Ended July 31, 2022
                                                            Filed October 28,
2022
                                                            File No. 001-40101

       Dear Gadi Levin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences